Exhibit 10.2

AGREEMENT

FOR SUPPLY CHAIN LINE OF CREDIT

dated March 22, 2023

between

Beam Global

as Company

and

OCI Limited

as Supply Chain Participant

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THIS AGREEMENT FOR SUPPLY CHAIN LINE OF CREDIT (this "Agreement") shall remain in full force in effect for a first period, starting at signing and ending March 12th, 2028 (the “Initial Term”). Upon expiration of the Initial Term and provided that this Agreement has not been terminated pursuant to Section 16, or otherwise, this Agreement will be automatically extended by successive periods of one (1) calendar year each, unless during the Initial Term or a successive term either Party provides to the other party written notice of non-renewal no less than fifteen (15) calendar days prior to the expiration of the Initial Term or successive term, as the case may be. The Initial Term and any subsequent renewals shall collectively be referred to as the “Term”.

BETWEEN:

1.	Beam Global, organized under the laws of the state of Nevada whose registered office is 5660 Eastgate Drive, San Diego CA 92121 (hereinafter referred to as the "Company"); and

2.	OCI Limited, registered under the laws of England & Wales whose trading office is 33 Cannon Street, London, EC4M 5SB (hereinafter referred to as the "Participant"),

(each a "Party" and collectively the "Parties").

WHEREAS:

At the request of the Company, the Participant hereby agrees to grant/extend to the Company, a Supply Chain Line of Credit based on the amounts owed to the Company by the Obligors under Transactions (as defined below), subject to the terms and conditions set out in this Agreement, for an amount not exceeding the Total Limit.

IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions:

"Accepted Transactions" means the Transactions submitted by the Company and accepted by the Participant in accordance with the Transaction Acceptance and the terms of this Agreement.

"Account Agreement" means the Deposit Account Control Agreement among the such bank as may be acceptable to the Participant, the Participant and the Company in form, scope and substance satisfactory to the Participant.

"Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, including but not limited to subsidiaries, that directly or indirectly, controls or is controlled by, or is under common control with a Party.

"AML CTF Laws" means any law and regulation under any applicable jurisdiction which relates to the prevention of money laundering, terrorism financing or similar activities.

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for business in the place(s) specified in Annexure to Transaction Acceptance and in relation to a day on which payments are to be made, a day on which banks are open for business in the principal financial centre of the currency concerned and the relevant place of payment.

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"Commercial Dispute" means a dispute raised prior to the occurrence of a Credit Event (and evidenced in writing to the Participant through email or letter or other writings by the Company or the Obligor or any other entity citing or alleging such dispute) with respect to such Obligor in relation to the right by such Obligor to discharge, set off, counterclaim or deduct (including without limitation, in relation to any liquidated damages) payment of an Accepted Transaction in accordance to the terms of the related Sales Contract whether as a result of defects in products, returns of products, the validity of deductions or otherwise. For the sake of clarity, late payment by the Obligor due to financial difficulties of the Obligor will not constitute a Commercial Dispute.

"Confidential Information" shall take the meaning ascribed to it in Clause 15.1.

"Credit Event" means, due to an Obligor's financial inability to pay its debts, the failure of Obligor to pay the Obligor's debts as such debts become due and payable in the ordinary course of business, or the Obligor's admission in writing of its inability to pay its debts in the ordinary course of business, or any corporate action, legal proceedings or other step (which has not been withdrawn or set aside within ten business days of initiation) in relation to (a) suspension of payments, moratorium of indebtedness, bankruptcy, winding up, dissolution, rehabilitation, administration and reorganisation (other than a solvent liquidation or reorganisation) or composition or arrangement with creditors; (b) a composition, assignment or arrangement with any material creditors; (c) the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrator or similar officer in respect of the Obligor or any of the Obligor's assets; or (d) any analogous procedure or step in any jurisdiction.

"Currency" means the United States Dollar.

"Default Interest" means the fee which is calculated on each amount (including fees) payable by the Company to the Participant under the Transaction Documents which is not paid when it is due, at a rate being the aggregate of Default Margin and SOFR for such period from the due date of such amount until but excluding the date of actual payment by the Company. No Payment Default Fee shall be payable where an amount is not paid on the Repayment Date, plus Grace Period, (if applicable), to the Participant.

"Default Margin" means the default margin specified in Annexure to Transaction Acceptance with respect to the Payment Default Fee.

"Designated Account" means an account of the Company maintained with a bank for the purpose of receiving payment from Obligors and the Participant as specified in Annexure to Transaction Acceptance, which in all events shall be subject to the Account Agreement.

"Drawdown Date" means the date of disbursement of the Transaction Value by the Participant to the Company in relation to an Accepted Transaction.

"Effective Control" exists when a person owns beneficially, directly or indirectly, more than 50% of another person's issued voting rights or where a person (other than any regulatory authority) has the ability to direct or cause the direction of the management and policies of another person, whether through the ownership of voting rights, by contract, or otherwise.

"Force Majeure" means any event unforeseen, insurmountable and unavoidable by the Participant or Company, which normally includes natural disasters, social disorders and governmental actions, etc.

“Grace Period” means, in relation to an Accepted Transaction, any period, identified in the Transaction Acceptance.

"Interest Method" means Interest on the exact number of days of the Interest Period over a 360 days or 365 days as applicable in accordance with Clause 2.6.

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"Interest Period" means, in relation to an Accepted Transaction, any period, measured in calendar days, agreed between the Company and the Participant and detailed in the Transaction Acceptance.

"Interest Rate" means the aggregate of (i) the Reference Rate, as determined two (2) Business Days prior to each Drawdown Date and (ii) the Margin.

"Interest" means the amount payable by which the Transaction Value of an Accepted Transaction is accrued at the Interest Rate based on the Interest Method.

"Interpolated Term SOFR" means, in relation to any Transaction, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Transaction; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Transaction, SOFR for the day which is two US Government Securities Business Days before the proposed Drawdown Date; and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Transaction.

"Invoice" means any invoice issued in the ordinary course of the Company's business with an Obligor arising from Transactions.

"Loss" means any loss, claim, liability, damage, cost and expense arising under any or related to applicable circumstance.

"Margin" means the margin specified in Annexure to Transaction Acceptance.

"Material Adverse Effect" means a material adverse effect on the: (i) business, operation, property, condition (financial or otherwise) or prospects of the Company that affects the performance in full of the Company's obligations under the Sales Contract relevant to the Accepted Transactions; and (ii) ability of the Company to materially perform its obligations under a Transaction Document.

"Obligor Limit" means for each Obligor, the maximum amount for the respective Obligor up to USD 100.0 million or as may be agreed between the Parties in writing.

"Obligor" means such obligor(s) as specified in Annexure to Transaction Acceptance herein and which may be amended from time to time (subject to prior written consent by the Participant).

"Participant's Account" means an account of the Participant, to receive payment under this Agreement as specified in Annexure to Transaction Acceptance.

"Ratio" means such proportion of the face value of the Invoice (expressed in percentage and not exceeding 90%), requested by the Company in a Transaction Request.

"Receivable" means the monetary obligation of the Obligor to the Company arising under a Sales Contract which is evidenced by an Invoice (including any itemized line items set forth in such Invoice), all Related Assets with respect thereto, and all collections and other proceeds with respect to the foregoing (including the right to receive payment of any interest or finance charges or other liabilities of the Obligor under such Sales Contract).

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"Recourse Event" means the occurrence of any of the following events: (i) the Participant receives any notice of fraud, forgery or other defect or any notice of demand, cancellation, order or direction from the Company or any other person that is not curable by the Company within three days from the date of receipt of the notice; or (ii) any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payment, moratorium, winding-up, administration, provisional supervision or reorganisation of the Company or any Obligor; or (iii) any Commercial Dispute or any rejection, non-delivery or non-performance of Sales Contracts; or (iv) the Company’s breaches of representation, warranty or covenant of the Company set forth in this Agreement which has a Material Adverse Effect.

"Reference Rate" means SOFR or as specified in Annexure to Transaction Acceptance.

"Related Assets" means with respect to any Accepted Transaction pursuant to this Agreement, all of the Company’s rights, title and interests in and to (i) the products, if any, the sale of which gave rise to the Receivable, (ii) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the underlying Sales Contract related to the Accepted Transaction or otherwise, (iii) all material books and records relating to the Receivable and the related Obligor, (iv) all payments with respect to, and other proceeds of, such Receivable or any of the foregoing and (v) all other related rights, claims, supporting obligations, remedies, benefits and other rights and interests as described in the definition of “Receivable.”

"Relevant Person" means any director, officer, employee, service provider or agent of the Participant, as the case may be.

“Repayment Date” means, in relation to the Accepted Transaction, the date specified in the Invoice on which the Obligor is required to pay full face value of the Invoice, plus the Grace Period (if applicable), as detailed in the Transaction Acceptance.

"Sales Contract" means any sales contract (including the purchase order) set out in Annexure to Transaction Acceptance hereof which has been executed by the Company and an Obligor for the sale by the Company to the Obligor of the Company's products.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Termination Date" means the termination date specified in Annexure to Transaction Acceptance, subject to the terms of Clause 16 (Termination).

"Termination Event" means the occurrence of any of the following events: (i) the Company is in breach of any of its representations, warranties, undertakings or obligations under this Agreement or under any Transaction Documents, (ii) the Company becomes insolvent, (iii) an event or circumstance occurs which has a Material Adverse Effect on the Company, (iv) any event or circumstances of Force Majeure occurs, which has Material Adverse Effect on the performance in full of the Company's obligation under the Agreement or (v) it becomes unlawful in any relevant jurisdiction for either the Participant or the Company to perform its obligations under this Agreement.

"Total Limit" means the aggregate sum of the Obligor Limits not exceeding USD 100.00 million.

"Tranche" means a payment of the Transaction Price by the Participant to the Company on the Drawdown Date against the Transactions in accordance with the terms of this Agreement and the relevant Transaction Acceptance.

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"Transaction" means all Receivables (which shall include all interest) owing by an Obligor to the Company arising under a Sales Contract, provided that (a) the Receivables must be held in the ordinary course of the Company's business; (b) all representations and warranties in Clause 5 (Representations and Warranties) hereof in respect of such Receivables are true and correct in all material respects when made; and (c) the Receivables are evidenced by Invoices.

"Transaction Acceptance" means the acceptance by the Participant of the Company's request to fund the Transaction under a Transaction Request substantially in the form as set out in Schedule I– B hereof (Transaction Acceptance ).

"Transaction Costs" means those costs identified under a Transaction Acceptance or as otherwise defined in Clause 2.11.

"Transaction Documents" means this Agreement, the Account Agreement, a Transaction Request, a Transaction Acceptance, an Invoice and a Sales Contract.

"Transaction Price" means the amount calculated in accordance with Clause 2.6, with respect to each Transaction.

"Transaction Request" means a Transaction Request substantially in the form as set out in Schedule I-A hereof (Transaction Request).

"Transaction Value" means with respect to a Transaction, the full-face value of the applicable Invoice multiplied by the Ratio.

1.2	Interpretation

In this Agreement: (a) terms in the singular form herein shall include the plural and vice versa, (b) references to any law or regulation include any amendment or re-enactment thereof; (c) all headings are for ease of reference only; and (d) any capitalized terms not defined in this Agreement shall have the meaning defined in the Transaction Documents.

1.3	Third Party Rights

A person who is not a Party has no rights to enforce or enjoy the benefit of any term of this Agreement.

2.	Line of Credit

2.1	Subject to the terms of this Agreement, the Participant makes available to the Company, a Supply Chain Line of Credit based on the amounts owed to the Company by the Obligors under Accepted Transactions, for an amount not exceeding the Obligor Limit and the Total Limit.

2.2	The Company shall share the details regarding Transactions with the Participant, in any event not later than five (5) Business Days prior to the proposed Drawdown Date.

2.3	The Participant may, but shall not be obligated to, agree to the Company's request to drawdown on a Transaction under a relevant Transaction Request issued in accordance with Clause 2.2, as long and in so far as (i) the Receivables are Transactions, (ii) all of the conditions precedent set out in Clause 3 (Conditions Precedent) have been fulfilled to the satisfaction of the Participant or waived by the Participant, (iii) the Repayment Date of the Transactions is not later than the Termination Date (unless otherwise permitted in writing by the Participant), (iv) the Transaction Value of such Transaction mentioned in the relevant Transaction Request together with all outstanding Accepted Transactions due from the same Obligor and not yet repaid will not cause the Obligor Limit to be exceeded, and (v) the representations and warranties made by the Company in this Agreement are true and correct in all material aspects on the date of submission of a Transaction Request by the Company.

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2.4	Subject to Clause 2.3, the Participant shall indicate its acceptance of a relevant Transaction Request by delivering a Transaction Acceptance to the Company prior to the proposed Drawdown Date.

2.5	Subject to the fulfilment of the conditions precedent referred to in Clause 3 (to the satisfaction of the Participant before the relevant Drawdown Date), the Participant shall disburse to the Company the Transaction Price (less Transaction Costs) as specified in the relevant Transaction Acceptance for Transactions covered thereunder into the Designated Account on the Drawdown Date.

2.6	For the avoidance of doubt, the Transaction Price shall be calculated according to the following formula:

TP=TV / [(1+(Z x (X/360))]

Whereas:

TP: Transaction Price

TV: Transaction Value

X: Number of days in the Interest Period

Z: Interest Rate

2.7	The Participant shall have sole discretion to accept or refuse any Transaction Request issued by the Company in accordance with Clause 2.2. The Participant shall, as soon as reasonably practicable but in no event later than five (5) Business Days from receipt of the Transaction Request, notify the Company in the event that the Participant refuses any such request (but the failure of the Participant to provide such notice shall be deemed a refusal by the Participant of such request).

2.8	Upon the payment of the Transaction Price on every Drawdown Date, the respective Accepted Transactions and all right, title and interest in and to the Receivables related thereto are sold, assigned and transferred to and acquired by to the Participant free and clear of any liens or other encumbrances. For the avoidance of doubt, any assignment under this Clause shall be subject to the Transaction Value in respect of that Accepted Transaction.

2.9	Unless written approval is obtained from the Participant on a case by case basis, the maximum aggregate amount of all Transactions owed by an Obligor and purchased by the Participant cannot exceed the relevant Obligor Limit.

2.10	If the Obligor pays an amount equal to the Transaction Value for an Accepted Transaction to the Collection Account, prior to the Repayment Date, the Participant will refund such portion of the Interest attributed to the period from the date of receipt of such payment to the Repayment Date subject to payment of a prepayment premium at the rate of 40% of the Interest levied for a period from the date of receipt of such payment to the Repayment Date for the Accepted Transaction by the Company.

2.11	The Company hereby authorises the Participant to deduct from any Transaction Price any applicable expenses or fees due and payable to the Participant (or any other third party) under this Agreement covering the relevant Transaction ("Transaction Costs").

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2.12	If the ownership of any Accepted Transaction and the Related Receivable shall, for any reason fail to vest in the Participant, the Company shall hold such Accepted Transaction and the Related Receivable in trust for and for the sole benefit of the Participant.

2.13	In relation to the Accepted Transactions, the Company shall also act as collection agent ("Collection Agent") for and on behalf of the Participant, to collect from the Obligor, funds received in relation to each Accepted Transaction. It is agreed by the Parties that, any payment under the Accepted Transaction made by the Obligor to the Company shall be deemed to be received by the Company on behalf of and in trust for the Participant. As Collection Agent, the Company shall (i) keep and maintain accounting record and other information reasonably necessary and advisable for the collection of such Accepted Transaction; and (ii) deliver to the Participant any invoice or document evidencing or relating to the Accepted Transaction and any extracts from or copies of its accounting records relating to the Accepted Transactions. In the event,a payment under an Accepted Transaction is not received by the Company, the Company shall take all appropriate and reasonable steps, including those steps reasonably requested by the Participant, to collect all amounts due under such Accepted Transaction. At the direction of the Participant, the Company shall cease its activities as Collection Agent and allow such other person as may be designated by the Participant to assume all duties of Collection Agent.

2.14	The Company agrees and undertakes that all amounts received by the Company for any Accepted Transaction (in its capacity as the Collection Agent for and on behalf of the Participant), be deposited by the Company to the Designated Account. All such amounts shall, pending deposit with the Participant, in accordance with the terms hereof, be held by the Company in trust for and on behalf of and for the benefit of the Participant as the Participant's exclusive property. In accordance with the Account Agreement, the Participant shall have the right to instruct the bank holding the Designated Account to transfer directly to the Participant's Account the Transaction Value of each Accepted Transaction. It is clarified that in case the Transaction Price is adjusted in accordance with Clause 2.10, the Participant shall withhold such additional funds to cover payment for Interest payable for the extension in Interest Period for each Accepted Transaction.

2.15	The Company agrees and undertakes to provide to the Participant the Sales Contract and any substantive written communication received by the Company from the Obligor within 5 Business Days of receipt by the Company.

2.16	The Company hereby grants, pledges and assigns to the Participant, its successors and assigns, a present, continuing perfected first priority security interest in such Accepted Transaction purported to be sold by the Company to the Participant, to secure all of the Company’s obligations to the Participant under this Agreement. The Company authorizes the Participant and its counsel (or their respective designees) to prepare and file from time to time (including prior to the purchase of any Accepted Transaction hereunder) one or more UCC financing statements and continuation statements and amendments thereto or other related instruments (and any other documents and filings having a similar purpose) covering the applicable Accepted Transaction as the Participant or such designee may determine is necessary or advisable to perfect and maintain the Participant’s ownership (or as contemplated in this Clause 2.16, the Participant’s first priority perfected security interest) in such Receivables.

3.	Conditions Precedent

3.1	Before the Company delivers a Transaction Request, the Company shall ensure that the following documents or conditions have been submitted or fulfilled in form and substance satisfactory to the Participant (save for those documents or conditions waived by the Participant in writing):

(a)	In relation to the Company:

(i)	a copy of its organizational documents.

(ii)	a copy of the documents evidencing approval and execution of the Agreement.

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(b)	Delivery of such documentation and other evidence as may be reasonably requested by the Participant to carry out and be satisfied with all necessary "know-your- customer" or other similar checks and identification procedures (including but not limited to confirmation on authorised signatories for the Transaction Documents) with which the Company must comply;

(c)	copies of each fully executed Sales Contract, together with copies of the Invoices related to the Transactions;

(d)	evidence that each person who has signed the Transaction Documents on behalf of the Company (to which the Company is a party) was duly authorized to sign; and

(e)	copy of the Account Agreement executed by the parties hereto;

(f)	if required by the Participant, copies of any other authorisation or other document, legal opinion or any other assurance as specified in Annexure to Transaction Acceptance which the Participant has notified the Company is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of any Transaction Document; and

(g)	Such filings under the Uniform Commercial Code as the Participant may require.

4.	Payment Mechanism

4.1	The Company shall pay Interest on each Accepted Transaction on a prepaid basis, on the Drawdown Date and, when applicable, in compliance with Clause 2.10 of this Agreement.

4.2	Any amount due under this Agreement on a day which is not a Business Day shall be payable on the following Business Day.

4.3	Without limiting any other representation and warranty of the Company in this Agreement, the Company represents and warrants to the Participant that neither the Company nor any other person benefiting in any capacity, either directly or indirectly, in connection with or from this Agreement and/or any instruments and/or payments thereunder is a Specially Designated National ("SDN") and/or otherwise sanctioned, under the sanctions promulgated by the United States (including its Office of Foreign Assets Control's ("OFAC")), United Nations, European Union, the jurisdiction of the Services office and/or any other country/jurisdiction (collectively, the "Sanctions").

4.4	The Company further acknowledges, covenants and agrees that:

(a)	the Sanctions may become applicable with respect to the Accepted Transactions, including disbursements and/or payments made by the Participant pursuant to this Agreement. Sanctions may pertain inter alia, to the purpose and/or end use of the Agreement, goods manufactured in or originated from/through certain countries, shipment from/to/using certain countries, ports, vessels, liners and/or due to involvement of certain persons and entities (including correspondent banks and the office of the Participant). Consequently, disbursement, issuance, payment and/or processing under the Agreement by the Participant may become subjected to the Sanctions and the Participant shall have the unconditional right to refuse to process any transactions that violate/may violate any Sanctions.

(b)	it shall ensure that the transactions entered into pursuant to this Agreement do not violate any Sanctions and that no persons, entities or otherwise, currently subject to any Sanctions are involved in any transactions hereunder. The Company agrees that it shall not avail any services or use the proceeds arising pursuant to this Agreement in any transaction with, or for the purpose of financing the activities of, any person currently subject to any Sanctions as aforesaid.

(c)	it shall indemnify and hold harmless the Participant, to the fullest extent permitted by applicable laws, for all Losses (including due to claims by a third party), incurred by the Participant as a result of any breach by the Company of its representations and undertakings pertaining to the Sanctions and/or due to any action taken by the Participant pursuant to the Sanctions. No action taken by the Participant pursuant to this Agreement, including grant of the supply chain line of credit, or processing of any payments or transactions, nor any action taken by the Company in relation thereto, shall be deemed to be a waiver of any of the Participant's rights under any provisions of this Agreement related to the Sanctions nor shall they act to relieve the Company of its obligations or liabilities in relation thereto.

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5.	Representations and warranties

5.1	The Company hereby represents and warrants to the Participant that:

(a)	it is a duly incorporated and validly existing corporation under the laws of its jurisdiction of incorporation;

(b)	it has the power, authority and right to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by it;

(c)	it has not taken any action nor have any other steps been taken or legal proceedings been started by any other person for its winding-up, dissolution, administration or re- organisation or for the appointment of a receiver or administrator;

(d)	all/any funds received from the Obligor in relation to the Accepted Transaction shall be credited to the Designated Account and the Company shall not have any control over the funds so received;

(e)	The Company has filed in a timely manner all documents that the Company was required to file with the Securities and Exchange Commission, such documents, together with the exhibits thereto (the “SEC Documents”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective filing dates, all SEC Documents complied in all material respects with the requirements of the Exchange Act. To the knowledge of the executive officers of the Company, none of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and, to the knowledge of the executive officers of the Company, fairly present the consolidated financial position of the Company and its subsidiaries, if any, at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments or to the extent that such unaudited statements do not include footnotes).

5.2	The Company hereby represents and warrants to the Participant that at the relevant Drawdown Date for the Accepted Transactions:

(a)	neither the execution nor delivery, nor the exercise of any rights or performance of any obligations pursuant to the Transaction Documents will result in (i) any violation of any order, law or regulation to which it is subject, (ii) any breach of its constitutional documents, (iii) the Transaction Documents not being binding on it, (iv) a default of any nature in any agreement or document relating to it such as to cause a Material Adverse Effect on it, and (v) do not result and will not result in or require the creation of any adverse claim with respect to the Accepted Transaction;

(b)	Effective Control of the Company has not changed to any material extent from that subsisting at the date of this Agreement;

(c)	each Transaction Document constitutes its legally binding, valid and enforceable obligations against it;

(d)	each Transaction Document is in the proper form for its enforcement in the jurisdiction of its incorporation;

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(e)	it is in compliance in all material respects with the laws and regulations applicable to it in the countries in which it carries on its business in respect of each Transaction Document;

(f)	except as disclosed in writing to the Participant, (i) it has complied with obligations under the Sales Contract relevant to the validity, amount and enforceability of the Accepted Transactions; (ii) the Obligor is liable for the payment of the full amount stated in the Invoice and the relevant Transaction Request; and (iii) no payment has been received by the Company in respect of the Accepted Transaction;

(g)	such Accepted Transactions are existing and enforceable debts are not overdue and, to the knowledge of the Company, Obligor is not in breach of the related Sales Contract;

(h)	all information and identification data relating to the Accepted Transaction given to the Participant are true and accurate in all material respects;

(i)	the Accepted Transactions (i) are owed to and beneficially owned by the Company without any restriction whatsoever, (ii) are freely assignable without infringing on any third party's right (or where there is any restriction on assignment, that such restriction has been waived) and (iii) are free and clear of any and all liens, encumbrances, negative undertaking obligation and other limitations or any other adverse claims of the Accepted Transactions and all rights in connection therewith, including without limitation the right to contact any Obligor or any other party at any time, bring suit and otherwise enforce collection of Accepted Transactions after the relevant Repayment Date are preserved;

(j)	the Company has not exercised any right of set-off between the Company and the Obligor which is likely to terminate or limit any payment right transferred to the Participant with respect to the Accepted Transactions;

(k)	it is not in default in the payment or performance of any of its financial obligations under any agreement binding on it or any of its assets which may have a Material Adverse Effect on its ability to perform or observe its obligations under this Agreement and the Transaction Documents;

(l)	there are no litigation, arbitration or other proceedings or claims pending or threatened against it or any of its assets which may have a Material Adverse Effect on its ability to perform its obligations under this Agreement and the Transaction Documents;

(m)	at the relevant Drawdown Date, any person who signs a Transaction Document or related document on behalf of the Company is authorized to act;

(n)	at the relevant Drawdown Date for the Accepted Transactions, the original Invoice and all copies thereof relating to the Accepted Transactions are consistent with all the relevant Sales Contract; and

(o)	at the relevant Drawdown Date, the Company has not waived, modified or altered any terms of the Sales Contract between the Company and the Obligor to which such Transaction relates which is likely to have a Material Adverse Effect on the due payment of such Transaction and/or any rights and interest of the Participant to such Transaction.

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5.3	Repetition of representations and warranties

(a)	All the representations and warranties set out in this Clause 5 (Representations and Warranties) are made with reference to the facts and circumstances then existing on the date of execution of this Agreement.

(b)	The representations and warranties set out in this Clause 5 (Representations and Warranties) are deemed to be repeated with reference to the facts and circumstances then existing on (i) the date of delivery of every Transaction Request; and (ii) the Drawdown Date of each Accepted Transaction.

6.	Undertakings and Indemnities

6.1	The Company hereby undertakes to:

(a)	Prior to the submitting any Transaction Request, execute and procure relevant parties to execute the Account Agreement.

(b)	as soon as practically possible, notify the Participant of (i) any delay on the part of an Obligor in relation to the payment of any Transaction (including where the Obligor has provided notice to Company of any Invoice in Commercial Dispute), (ii) the commencement of any blocking, suspension, postponement or moratorium proceedings with respect to the payment of any Transactions, (iii) any challenge or forbearance likely to affect the payment of any Transactions when due or (iv) any documentary fraud in relation to any of the Transactions;

(c)	[Reserved]

(d)	notify the Participant promptly as soon as it becomes aware of the same, of any Commercial Dispute (including any legal or arbitral proceedings for the recovery of any Transactions between the Company and the Obligor) and of any event which might impede the full and timely payment of the amounts due in respect of any Transactions;

(e)	pay any sum received as recovery of any of the Accepted Transactions into the Participant's Account within five (5) Business Days after collection or payment of any such sums and until such payment, to hold such money in trust for/ for the sole benefit of the Participant;

(f)	pay any amount owed to the Participant by the Company under this Agreement into the Participant's Account in accordance with the terms of the Account Agreement;

(g)	at the Participant's written request, (i) take commercially reasonable steps, actions and/or proceedings, in its own name to recover the Accepted Transactions under the relevant Sales Contracts; and/or (ii) provide all commercially reasonable assistance to the Participant if the Participant takes any administrative action or judicial proceedings it may deem necessary in order to obtain the full benefit of rights expressed to be created under this Agreement;

(h)	promptly notify the Participant of any fact or other circumstance of which it has knowledge and of any litigation or proceedings initiated against the Company by any court or administration agency, which might have a Material Adverse Effect on the ability of the Company or the Obligor to perform its obligations under this Agreement and the Transaction Documents;

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(i)	not to assign, transfer or create any encumbrance over, or attempt to assign or transfer or create any encumbrance over the Accepted Transaction thereunder or any part thereof to any other party, nor provide as collateral to any third party, or otherwise dispose of, in whole or in part, any of the Accepted Transactions or security interests thereon to any third party without the prior written consent from the Participant;

(j)	pay the Participant for its own account: (a) the Interest; (b) Transaction Costs due and payable by the Company to the Participant in connection with this Agreement, when such payments are due; and (c) an amount equal to any Loss which the Participant has suffered in respect of the Tranche within three (3) days of demand by the Participant;

(k)	forthwith inform the Participant if the Company has knowledge of the occurrence of any event that may adversely affect or has adversely affected the rights of the Participant or any other person claiming through it;

(l)	not otherwise in any manner deal, compromise or interfere with (or take any action which may prejudice or limit) the Participant's rights, interest, title or benefits under or in respect any Accepted Transactions;

(m)	not, without the prior written consent of the Participant, grant any extension or waiver or reschedule or modify or otherwise enter into any compromise in relation to the terms of payment of an Obligor in respect of any Accepted Transactions;

(n)	upon the Participant's written request, the Company undertakes to endeavour to assist the Participant in the exercise or enforcement of all or any of the Participant's rights powers and remedies with respect to all or any of the Accepted Transactions; and

(o)	promptly notify the Participant in writing, if any Obligor becomes more than fifteen (15) days past due in any payment obligations to the Company.

6.2	Without prejudice to Clause 6.3 below, the Company indemnifies and agrees to defend the Participant and each Relevant Person against, and must pay the Participant on demand for, any Loss the Participant or any Relevant Person may incur in connection with (a) any Transaction contemplated by this Agreement; (b) any instruction given by the Company to the Participant under this Agreement; (c) a breach by the Company of this Agreement; (d) any legal, arbitration or arbitration proceedings brought about by the Company or any third party in connection with any Transaction contemplated by this Agreement where the Participant is joined as a party to the proceedings; (e) occurrence or existence of one or more events, conditions or circumstances caused by the action or inaction of the Company, which has a Material Adverse Effect; or (f) an obligation under this Agreement ceasing to be valid or legal or enforceable. Each Relevant Person shall have the right to enforce this Clause 6.2 against the Company.

6.3	Each indemnity under this Agreement is separate and gives rise to a separate cause of action and survives any termination of this Agreement.

7.	Payments of Accepted Transaction and Holding the Money in Trust

7.1	The Company shall hold any sums received or recovered from any Obligor or any third party under a Accepted Transaction in trust and for the sole benefit of the Participant and shall comply with the provisions of Clause 5.1(d) above.

8.	Preservation of the Transactions

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8.1	Without prior consent of the Participant in writing, the Company will not:

(a)	agree with the Obligor to extend the Repayment Date for any Accepted Transaction, or otherwise extend, amend or modify the terms of any Accepted Transaction (or any terms of the related Sales Contract) which will extend the Repayment Date of the Accepted Transaction;

(b)	compromise or reduce the amount of any Accepted Transaction; or

(c)	do, or omit to do, anything which enables an Obligor to deny payment of all or any part of a Transaction for any reason or to make an Obligor entitled to any right of set- off, counterclaim, deduction, withholding or defence to the full payment of any Accepted Transaction.

9.	Further assurance

9.1	The Company shall, at the reasonable request of the Participant, promptly do or cause to be done anything (including signing and delivering documents) which may be required to give full effect to this Agreement and each of the documents contemplated hereby.

9.2	The Company will assist the Participant with such collection and enforcement of any Accepted Transactions.

9.3	If the Company seeks to increase the Obligor Limit, the Company may, with prior written notice of at least 30 days prior to the enhancement of the Obligor Limits, submit a request to the Participant. The Participant may request the Company to provide such other information as it may require, to evaluate the request for enhancement of the said Obligor Limits. The Participant shall reserve the right to accept or deny the request for enhancement of the Obligor Limits.

10.	Fees & Taxes

10.1	If the Company or the Obligor fails to make payment in accordance with the Transaction Documents, on the due date, as applicable, the Company shall pay to the Participant the Default Interest, which shall accrue daily, from the respective due date to the date when the amount is repaid in full.

10.2	Taxes

(a)	The Company shall pay to the Participant all amounts due hereunder exclusive of any taxes, duties, fees, levies, charges or other fees and free from any set-off, counterclaim or any other deductions or withholdings whatever unless required under applicable law, together with any goods and services tax and other value added tax payable (together, the "Taxes"). For avoidance of doubt, Taxes shall not include any tax assessed on the Participant under the law of the jurisdiction in which the Participant is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Participant is treated as resident for tax purposes, if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Participant.

(b)	If any payments due under this Agreement by the Company are reduced by any Taxes, the Company will increase such payments so that after deduction of any Taxes the Participant will receive an amount equal to the amount that it would have received had no Taxes been deducted with respect to such payments.

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10.3	Without prejudice to the payment of Transaction Costs, all reasonable and documented out- of-pocket expenses (the "Expenses") incurred by the Participant in connection with this Agreement, including, among others,:

(a)	the negotiation, settlement, execution or amendment of the documentation of the Transaction Documents, or

(b)	the completion of any formality requested by the Company, or

(c)	the enforcement or preservation of any of the rights of the Participant (including reasonable legal fees but excluding the allocated internal legal costs) in case of the occurrence of a Recourse Event, shall be borne by the Company, provided that (i) the Participant shall provide all invoices under or in connection with any claims for Expenses under this Clause 10.3; and (ii) the Expenses in relation to the negotiation, settlement, amendment (if requested by the Participant) or execution of the Transaction Documents have been approved in writing by the Company prior to their incurrence; and shall be up to an aggregate of USD 100,000.

10.4	A written confirmation from the Participant as to any Interest Rate, Interest Period, Obligor Limit, and the amount of any Interest or any other amount payable to the Participant or to which the Participant is entitled under this Agreement shall, in the absence of manifest error, be final, conclusive and binding on the Company for all purposes.

If there is a manifest error in any of the foregoing the Company shall be permitted to require the Participant to correct such manifest error.

11.	Consequences of the Credit Event and the Recourse Event

11.1	Upon the occurrence of an Recourse Event and/or Credit Event, the Participant shall have the right to (a) exercise any of the rights available to it under contract, law and equity; (b) charge Default Interest on the value of the outstanding amount (as defined below) that is the subject of the Recourse Event, at the Default Rate over the Interest Rate on the Transaction Value; and (c) demand the immediate repayment of all or any of the Transaction Value(s) of the Accepted Transactions along with Default Interest and any other costs and charges incurred or to be incurred by the Participant; and (d) terminate this Agreement.

12.	Anti-Money Laundering and Other Laws

12.1	The Company agrees that the Participant may delay, block or refuse to process any Accepted Transaction without incurring any liability if the Participant reasonably suspects that (i) the transaction is likely to breach any applicable AML CTF Laws, or (ii) the transaction may directly or indirectly involve the proceeds of, or be applied for the purposes of, unlawful conduct under AML CTF Laws.

12.2	The Company will provide the necessary information to the Participant which the Participant reasonably requests in order to process a Transaction and to manage any risk and comply with all of its obligations in connection with Clause 12.1.

12.3	Unless the Company has disclosed that it is acting in a trustee capacity or on behalf of another party, the Company warrants that it is acting on its own behalf in entering into this document.

12.4	The Company declares and undertakes to the Participant that processing of any transaction by the Participant fully in accordance with the Company's instructions will not breach any AML CTF Laws on each relevant Drawdown Date.

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13.	Accounts and Accounting

13.1	The Parties will maintain such accounts as appropriate to record all transactions between the Participant and the Company.

13.2	The Company will keep books of account in relation to the Accepted Transactions, and will, upon the Participant's reasonable written request, permit the Participant or the Participant's authorised representative at all reasonable times to inspect and copy such books and any other documents in the Company's possession, custody or control relating to any Accepted Transaction subject to the terms of confidentiality hereunder.

14.	Records

14.1	The Participant acknowledges that Company is a public company in the United States of America and is required to file its financial statements with the United States Securities and Exchange Commission (the "SEC") on a periodic basis and will be required to disclose this Agreement to the SEC on its periodic filings.

14.2	The Company will at all times maintain documents and information relating to the terms of and validity of all Accepted Transactions.

15.	Confidential Undertakings

15.1	Each Party hereby undertakes to keep any information relating to the Company, this Agreement, each Transaction Request, the Sales Contracts, any Transactions, and the transactions contemplated thereunder respectively (including but not limited to information relating to the Obligor) (the "Confidential Information") confidential and not disclose to anyone the fact the Agreement has been made or that discussions or negotiations are taking place or have taken place between us in connection with this Agreement. Each Party shall ensure that the Confidential Information is treated with the same degree of care as if such Confidential Information is its own confidential information. "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of a voluntary disclosure or release by the receiving party or its representatives, (ii) was available to the receiving party on a non-confidential basis prior to the disclosure in connection with this Agreement, provided that such source is not actually known to the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party, (iii) is lawfully obtained by the receiving party from a third party under no duty of confidentiality to the disclosing party, (iv) is already in receiving party’s possession and not subject to confidentiality obligations in connection with such possession, or (v) is or was independently developed by the receiving party without violating the obligations of the receiving party hereunder.

15.2	The disclosing party agrees that the receiving party may disclose the Confidential Information:

(a)	to members of its group (including its head office, branches and subsidiaries) and their officers, directors, employees, any person who provides services to them to assist it in its function and activities and professional adviser on a need-to-know basis;

(b)	(1) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, including but not limited to the SEC, (2) where required by the rules of any stock exchange on which the shares or other securities of any member of the receiving party's group are listed, or (3) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the receiving party's group (provided that the Participant shall provide prompt notice to the Company (only to the extent not prohibited) prior to such disclosure so that the Company may have a reasonable opportunity to seek protective order);

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(c)	to any person with whom it is proposing to enter or has entered, into any kind of arrangement permissible under Clause 18; or

(d)	with the prior written consent of the disclosing party.

The disclosing party shall procure that any recipient of Confidential Information under Clause 15.2(a), (c) and (d) above shall be under a duty of confidentiality as if it is the disclosing party.

16.	Termination

16.1	Notwithstanding anything contained in this Agreement, the Parties may terminate this Agreement by giving the other Party (15) fifteen days prior written notice at any time of its intention to terminate the Agreement, provided that, the Participant shall have the right to terminate this Agreement immediately if a Termination Event occurs.

16.2	Notwithstanding the termination of the Agreement, any termination shall be without prejudice to the rights of the Parties in respect of any outstanding obligations or rights accruing prior to termination in favour of such Parties nor shall such termination affect the rights and obligations of the Parties in respect of any/ all Accepted Transactions. In addition, the provisions of Clause 2.16, 4.4, 6.2, 9.2, 10.3, 15, this Clause 16, 17 and 19 shall survive any termination of this Agreement.

17.	Notices

17.1	Any communication under this Agreement shall be made in writing. E-mail shall be sufficient for notice purposes and shall be deemed received upon confirmation of delivery. Any other written communication from the Parties to the other Party will be deemed to be received by the other Party three (3) Business Days after being deposited in the post.

17.2	Each Party acknowledges and confirms that any notice provided by it to the other Party shall be treated as sufficient and reasonable notice to such other Party and agrees to assume the liability for any non-delivery of a notice as aforesaid, by reason of any error, electronic or otherwise for the Company:

Address: 5660 Eastgate Drive, San Diego, CA, 92091

Email id     Kathy.McDermott@beamforall.com

for the Participant:

Address: 33 Cannon Street, London, EC 4M 5SB United Kingdom

Email id      operations@oci-group.co.uk

18.	Assignments and Transfer

18.1	The Company may not assign, transfer or novate any of its rights or obligations under this Agreement to any third party without the prior written consent of the Participant and any purported assignment without such consent shall be null and void.

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18.2	The Participant may not assign, transfer or novate any of its rights or obligations under this Agreement in whole or in part, to any party without prior written consent of the Company and any purported assignment without such consent shall be null and void. Upon assignment, transfer or novation of any /all rights and/or obligations of the Participant under the Transaction Documents and/or any Accepted Transaction, such rights and/or obligations of the Participant may be exercised by such transferee.

19.	Governing Law and Jurisdiction

19.1	The validity, construction and performance of this Agreement will be governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5- 1401 and 5-1402 of New York's General Obligations Law). The Company hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in New York City, New York in any action or proceeding arising out of or relating to this Agreement, and each Party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, in such federal court. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over the Company. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In any such suit, action or proceeding the Company waives to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail, addressed to the Company at its address set forth in Clause 17.2 of this Agreement. The Company agrees that a final, non-appealable judgment in any such suit, action or proceeding shall be conclusive and binding. THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, IN ANY MANNER CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTIONS HEREUNDER.

20.	Miscellaneous

20.1	This Agreement may be executed in any number of separate counterparts, and this has the same effect if the signatures of the counterparts were on a single document. Delivery of signatures by pdf or other electronic submission shall be legal, valid and binding.

20.2	Subject to Clause 20.4, this Agreement (together with each Transaction Request, Transaction Acceptance which has been duly accepted by the Participant and Company pursuant to this Agreement) and all the terms and conditions herein constitute the entire agreement between the Participant and the Company in connection with any matter relating to any Transactions and may not be amended or modified except in writing by all of the Parties.

20.3	The Participant may specifically waive any breach of this Agreement by the Company, but no such waiver shall be deemed as being given unless such waiver is in writing, signed by the Participant and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

20.4	Notwithstanding Clause 19.2, it is hereby acknowledged and declared by the Parties hereto that this Agreement only governs the relationship between the Participant and the Company in respect of the subject matter herein. Accordingly, this Agreement is separate and independent from, and does not nor shall it be construed to supersede nor in any way affect, any other agreement relating to supply chain line of credit now entered into or after to be entered into between the Company and any other Affiliate of the Participant. This Agreement does not constitute a partnership or joint venture agreement of any kind between the Parties. In all events a Party’s relationship to the other Party hereunder shall be that of an independent contractor. Neither Party shall be the agent of the other Party and shall have no authority to act on behalf of the other Party in any manner except in the manner and to the extent that the other Party may expressly agree in writing. Without limiting the generality of the foregoing, under no circumstances shall a Party have any authority to incur on behalf of the other Party any debt, obligation or liability. Persons retained by a Party as employees or agents shall not be deemed to be employees or agents of the other Party, and the Party effecting any such retention shall be solely responsible for all remuneration, benefits and associated taxes for such persons .

This Agreement is entered into by the Parties on the date stated at the beginning of this Agreement.

(the rest of this page is intentionally left blank)

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Signed for and on behalf of

the Participant

OCI Limited

By its duly authorized signatories

/s/ Oliver Chapman

Name: Oliver Chapman

Date: March 22, 2023

Signed for and on behalf of

the Company

Beam Global

By its duly authorized signatory

/s/ Desmond Wheatley

Name: Desmond Wheatley

Date: March 22, 2023

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SCHEDULE I – A

TRANSACTION REQUEST

[THIS DOCUMENT IS TO BE PRINTED ON THE COMPANY'S LETTERHEAD]

Date:

From: [Name of Company]

To:

Attention: [__________]

Dear Sir,

AGREEMENT FOR SUPPLY CHAIN LINE OF CREDIT

- TRANSACTION REQUEST

We refer to the Agreement for Supply Chain Line of Credit dated ________[XXX] and entered into between Beam Global and OCI Limited (the "Agreement"). This is a Transaction Request issued pursuant to Clause 2.2 of the Agreement.

Capitalised terms in this Transaction Request shall have the same meaning given to those terms in the Agreement unless a different meaning is indicated in this Transaction Request.

Pursuant to the Agreement and subject to the terms and conditions therein, we hereby offer the following details on a Transaction. The Drawdown Date shall be [•].

The relevant details in connection with the Transactions are as follows:

Company Invoice Number	Invoice Date	Repayment Date	Transaction Value	Interest Period	Interest Rate	Transaction Price	Payment Terms

We confirm that the Obligor has accepted the goods in accordance with and pursuant to the Sales Contract attached thereto.

In accordance with Clause 5.2 (Repetition of Representations and Warranties) of the Agreement, we hereby confirm that all the representations and warranties set out in Clause 5 are true and correct and that no Recourse Event has occurred, as of the date hereof.

In accordance with Clause 3 (Conditions Precedent) of the Agreement, we attach hereto copies of the documents specified in Clause 3.

If you agree to purchase the Transactions as detailed above, this Transaction Request shall be supplemental to and form an integral part of the Agreement and be subject to the terms therein.

This Transaction Request is irrevocable and may not be varied or discharged without your prior written consent.

This Transaction Request shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws (other than Section 5-1401 and 5-1402 of New York's General Obligations Law).

Yours faithfully,

For and on behalf of [Name of Company]

Name:

Title:

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SCHEDULE I – B

TRANSACTION ACCEPTANCE

[THIS DOCUMENT IS TO BE PRINTED ON THE PARTNER'S LETTERHEAD]

Date:

From: [Name of Participant]

To :

Attention: [__________]

Dear Sir,

AGREEMENT FOR SUPPLY CHAIN LINE OF CREDIT

- TRANSACTION REQUEST DATED [INSERT DATE]

We refer to your Transaction Request dated [●]. Pursuant to the terms of the Agreement for Supply Chain Line of Credit dated _______[XXX] and entered into between Beam Global and OCI Limited (the "Agreement"), we hereby accept your offer to purchase the Transactions below as detailed in your Transaction Request dated [•]:

Company Invoice Number	Invoice Date	Repayment Date	Transaction Value	Interest Period	Interest Rate	Transaction Price	Payment Terms

Capitalised terms in this Transaction Acceptance shall have the same meaning given to those terms in the Agreement unless a different meaning is indicated in this Transaction Acceptance.

This Transaction Acceptance shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. (other than Section 5-1401 and 5- 1402 of New York's General Obligations Law).

Yours faithfully,

For and on behalf of [XXXX]

Name:

Title:

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Annexure to Transaction Acceptance

OPERATIVE PROVISIONS

(to be annexed to Schedule I-B issued in relation to the Accepted Transactions)

Obligor
Sales Contract
Obligor Limit
Currency
Ratio
Transaction Costs
Interest Rate
Reference Rate
Margin
Interest Period
Grace Period
Default Rate
Termination Date
Business Day
Designated Account
Participant's Account
Further Conditions Precedent
Additional Documents
Governing Laws
Nature of Transaction
Other Provisions

[insert the agreed changes to the Agreement for Supply Chain Line of Credit under this section]

This Annexure shall be subject to the Agreement for Supply Chain Line of Credit between the parties. Save as specifically recorded in this Schedule, wherever any provisions of this Annexure may conflict with the provisions of the Agreement for Supply Chain Line of Credit, the provisions of this Annexure shall prevail for the relevant Accepted

Transaction.

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